Exhibit 77H, Changes in control of registrant

For RiverSource Emerging Markets Bond Fund:

During the fiscal period ended October 31, 2007, the Fund served as an underlying investment of the RiverSource Income Builder Series funds and the RiverSource Series Trust investments. The RiverSource Income Builder Series funds, the RiverSource Series Trust investments and RiverSource Investments, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Global Bond Fund:

During the fiscal period ended October 31, 2007, the Fund served as an underlying investment of the RiverSource Portfolio Builder Series funds, the RiverSource Income Builder Series funds and the RiverSource Series Trust investments. The RiverSource Portfolio Builder Series funds, the RiverSource Income Builder Series funds, the RiverSource Series Trust investments and RiverSource Investments, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Absolute Return Currency and Income Fund:

During the fiscal period ended October 31, 2007, the Fund served as an underlying investment of the RiverSource Portfolio Builder Series funds and the RiverSource Income Builder Series funds. The RiverSource Portfolio Builder Series funds, the RiverSource Income Builder Series funds and RiverSource Investments, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.